Exhibit 10.2

August 10, 2010	Supersedes offer of July 10

Gary Larsen

160 Lanternback Island Drive

Satellite Beach, FL 32937

Dear Gary,

I am pleased to offer you an opportunity to join the executive management team of Power-One, Inc., under the terms described below. Your employment start date will be Monday, August 16, 2010.

Position

Your title will be Senior Vice President, Finance and Chief Financial Officer and you will be responsible for Power-One’s global financial and investor relations functions and activities. You will report directly to me. The position is based in our Camarillo, California corporate offices and extensive worldwide travel is expected.

Base Pay

Your starting base salary will be $325,000.00 which will be paid bi-weekly at a rate of $12,500.00 pursuant to our standard payroll practices.

Management Incentive Plan

You will be eligible to participate in the Power-One 2010 Management Incentive Plan (“Plan”) at a target payout rate of 60% of your base annual salary, prorated based upon your start date. The Plan allows for payouts above the target, depending upon the Company’s achievement of the predetermined financial objectives set forth in the Plan and upon your achievement of Individual goals, if any, that I set for you. Power-One must achieve a minimum predetermined financial result as set forth in the Plan before any payout can be earned. Once you join the company, you will receive more information about Power-One’s 2010 financial objectives under the Plan.

The payout under the Plan, if any, will be made after the end of the Company’s fiscal year when our final performance results for 2010 are known, but not later than March 15, 2011. Plan participants must be employed by Power-One on the payout date in order to receive a payout. Your payout, if any, will be pro-rated based upon your actual start date.

Eligibility to participate in the Plan does not guarantee or imply a payout will be earned and paid, nor does it guarantee your participation in any future Incentive plan. Payouts under the Plan are based upon the achievement of actual results against predetermined objectives and are not guaranteed. Power-One reserves the right to modify or terminate the Plan at any time at its sole and absolute discretion and is not required to replace the Plan with some other form of bonus or incentive for Plan participants.

740 Calle Plano • Camarillo, CA 93012 • (805) 987-8741 • Fax (805) 383-5899 • www.power-one.com

Gary Larsen Offer

Car Allowance

You will receive an automobile allowance of $150.00 per week ($7,800 gross on an annualized basis), which is intended to reimburse you for all expenses incurred while using your personal vehicle for company business. In order to receive this allowance, you must maintain a minimum of $300,000 personal liability insurance coverage on your vehicles at all times. Proof of this coverage must be submitted annually to Human Resources.

Relocation Assistance

In accordance with Power-One’s relocation guidelines, which were previously provided to you, you will be reimbursed for relocation costs in an amount not to exceed $175,000.00 (one hundred seventy five thousand dollars).

Stock Incentive Plan

You will be granted (i) a non-qualified stock option to purchase 100,000 (one hundred thousand) shares of Power-One common stock at an exercise price equal to the closing price of the stock on the date of the grant (Award Date) and (ii) 100,000 (one hundred thousand) Restricted Stock Units (RSUs), each representing a future right to own one share of Power-One common stock for each RSU that vests.

The Award Date of your stock options and RSUs will be your start date. Both the stock options and the RSU’s expire ten (10) years after the Award Date and they each vest over a term of four years at a rate of 25% annually on the first, second, third and fourth anniversaries of the Award Date. You will be responsible for the payment of any income taxes resulting from the vesting or your exercise of the grants. You will receive a stock award agreement and your awards will be subject to the terms and conditions of the Power-One, Inc. 2004 Stock Incentive Plan (“Stock Plan”). You will receive detailed information about the Stock Plan and an award agreement document under separate cover after your start date.

Section 16 Officer

As a result of your position, you will be subject to the trading restrictions and reporting requirements of Rule 16(a) of the Securities Exchange Act of 1934. Your designation as a Section 16 Officer is subject to ratification by the Board of Directors.

Change in Control and Indemnification

Upon commencement of your employment, Power-One will enter into the standard form of Senior Executive Change in Control Agreement and the standard form of Officer’s Indemnification Agreement with you.

Gary Larsen Offer

Benefits

In addition to the above, you are also eligible to participate in benefit plans offered to Power- One’s employees under the terms of such plans, including the following:

•                  medical, dental and vision plans including the supplemental plan for executives which covers out of pocket expenses for covered medical and dental costs up to $10,000 annually (the $10,000 cap is effective for 2010)

•                  life Insurance at two and a half times your annual salary (limited to $500,000.00 without medical certification and $750,000.00 with medical certification, not to exceed 2.5 times base salary);

•                  supplemental life insurance at your sole discretion and cost;

•                  short-term and long-term disability coverage;

•                  a paid annual physical exam pursuant to Power-One’s policy for executives;

•                  Paid Time Off (see “PTO” section below)

•                  401(k) Plan: Power-One’s current matching contribution is $0.75 for each $1.00 you invest in the plan up to 2% of your salary and $0.50 cents for each $1.00 you invest thereafter, up to 5% of your pay, for a total partial matching contribution by the company of up to 7% of your pay that you Invest in the plan. (The employer matching rates are subject to change and will be evaluated on an annual basis).

Certain of the above benefits are provided at no additional cost to you. Other benefits are selected at your option and will involve some contribution based on the nature and level of benefit(s) selected. All of these benefits are administered in accordance with the plan provisions on file in the Human Resources office, and most become effective on the date of hire. Power-One reserves the right to modify benefits at its discretion.

Paid Time Off

You will accrue a paid time off benefit (“PTO”) each payroll period that, when annualized, equals four (4) weeks of PTO per year. Please be advised that Power-One generally carries out a year-end business closure of several of its global facilities for up two weeks commencing in late December. You may take this time off as unpaid or use your accrued PTO to cover this period.

Gary Larsen Offer

Confidential and Proprietary Information

Power-One prides itself on respecting the confidential and proprietary information of other companies. It is our policy that new employees may not bring with them to Power-One any documents or records from a former employer. We ask that prior to joining Power-One you destroy and/or return to your former employer any and all information and documents that you may have in your possession. Upon employment with Power-One, you will be required to execute agreements that include provisions governing your use and disclosure of Power-One’s confidential information during and after your employment with Power-One and that assign to Power-One your interest, if any, in intellectual property created during your time at Power-One.

At Will Employment

Notwithstanding any term in this offer letter to the contrary, your employment with Power-One is “at will” and both you and Power-One are entitled to terminate your employment any time, with or without cause. This offer is not intended to be, nor should it be interpreted as, a contract of employment. This offer of employment is specifically contingent upon favorable results of your background and credit check and your drug screening.

We are very excited about the prospect of working with you. We believe that you will be an asset to Power-One and hope that you will accept this offer of employment.

We look forward to your acceptance of our offer by returning a signed copy of this letter to me no later than August 11, 2010.

If you have any further questions please do not hesitate to contact me. Welcome to Power-One, Gary. I look forward to working with you again.

Sincerely,

/s/ Richard J. Thompson
Richard J. Thompson
President and Chief Executive Officer

Cc: David Powell, David Powell, Inc.

Accepted:

Signed:	/s/ Gary Larsen	Date: August 11, 2010
Gary Larsen